UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 20, 2011

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza

100 Commercial Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 20, 2011 the Company entered into a Second Amendment to its Credit and Security Agreement with Wells Fargo Bank National Association.  The Second Amendment amends the Credit and Security Agreement in several material respects, as follows:

•                  the floating rate of interest applicable to outstanding borrowings is reduced from daily three month LIBOR plus 5% to daily three month LIBOR plus an applicable margin ranging from 1.75% to 3%, based on the Company’s Debt Coverage Ratio; as a result, the maximum default rate has been reduced from daily three month LIBOR plus 8.5% to daily three month LIBOR plus 6%;

•                  minimum interest charges are reduced from $650,000 in fiscal 2011 and $500,000 annually thereafter to $145,577 in fiscal year 2011 and $75,000 thereafter; unused line fees, which are reduced to 0.25% per annum, will apply against minimum interest charges;

•                  the amount of capital expenditures which the Company may incur without bank consent is increased from $4.5 million to $8 million annually (this limitation does not apply to expenditures for the previously announced improvements to the Company’s water cooling facilities);

•                  a new provision has been added requiring the Company to maintain average availability under the Credit Agreement of not less than $5 million, measured over the then trailing 30-day period;

•                  the minimum debt service coverage ratio that the company will be required to maintain has been increased from 1.15 to 1 as of the end of each fiscal year to 1.25 to 1 as of the end of each fiscal quarter from July 1, 2010 through June 30, 2011, and thereafter on a trailing 12 month basis;  the method of calculating debt service coverage ratio has been modified to exclude non cash income or losses from joint venture operations and to reduce from the amount deemed available for coverage contributions made to joint ventures during the test period and borrowings under the revolving line of credit to finance capital expenditures;

•                  a new stop loss provision has been added to replace the former minimum net income requirement;  this stop loss provision restricts the amount of loss which the Company may incur to $2 million in any one month and $4 million in any consecutive three month period, each commencing November 2010;  for this purpose, “net loss” includes extraordinary losses but excludes extraordinary gains, unrealized gains and losses from hedging activities and non cash income or losses from joint ventures;

•                  the provision restricting dividends has been modified so that in order to pay dividends, the Company must have paid all accounts payable that remain unpaid more than thirty days after the due date instead of the invoice date;

•                  new provisions permit the Company to make investments and acquisitions of $1 million ($5 million in the aggregate) without bank consent, subject to the Company having availability under the Credit Agreement of $10 million after giving effect to the investment; and

•                  time frames for providing the bank with certain reports have been relaxed.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to Item 1.01 above for a description of material amendments to the Company’s Credit and Security Agreement with Wells Fargo Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: January 25, 2011	By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk, President and Chief Executive Officer